Exhibit 10.1
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                                              NEWS RELEASE FOR IMMEDIATE RELEASE
                                                   For More Information Contact:
                                               Phil Levin, Chairman of the Board
                                                                  (419) 535-6374


  N-VIRO ANNOUNCES ELECTION OF DANIEL HASLINGER AS PRESIDENT AND CEO AND CHANGES
                                  TO ITS BOARD

Toledo, Ohio, December 27, 2004 - N-Viro International Corp. (OTC BB/NVIC.OB) announced the election by its Board of Mr. Daniel J. Haslinger as President and Chief Operating Officer (CEO) of the Company, effective January 1, 2005. Mr. Phil Levin, past President and CEO, will continue as Chairman of the Board. Mr. Haslinger, a prominent Toledo businessman, has served on the Board since 1999 and formerly chaired the Audit Committee, among other Board duties. Mr. Haslinger was founder and owner of Micro Macro Integrated Systems Corporation, an early innovator in computer-aided process control technology. Mr. Haslinger sold Micro Macro to Science Applications International Corporation in 1990. Mr. Haslinger is also co-owner of the Toledo FM radio station Fox 97.3.

N-Viro also announced the election of Mr. Carl Richard to the Board. Mr. Richard is Vice-President and co-owner of PR Transportation, a Toledo-based business, and is a significant and long-time investor in N-Viro. With the prior election of Mr. Joe Scheib, an accountant and chair of the Audit Committee, the Company's Board is now fully in compliance with Sarbanes-Oxley requirements for independent and qualified directors.

President Haslinger stated, "Coming from a farm background and then moving into the world of technology, I have always admired N-Viro's vision of using technology to transform society's by-products into agricultural resources. I believe I can use my business development background to move the Company forward during this period of significant change for us."

Chairman Levin also noted the importance of having an independent Board with significant successful business experience.

About  N-Viro
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N-Viro  International  Corporation  develops  and  licenses  its  technology  to municipalities and private companies. N-Viro's patented processes use lime and/or mineral-rich, combustion byproducts to treat, pasteurize, immobilize and convert wastewater sludge and other bio-organic wastes into biomineral agricultural and soil-enrichment products with real market value. More information about N-Viro International can be obtained by contacting the office or on the Internet at www.nviro.com or by e-mail inquiry to info@nviro.com.
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The  Company  cautions  that  words  used  in  this  document such as "expects,"
"anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein. For example, while the Company believes that trends in sludge treatment are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing processes. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission.
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